Exhibit 10.1

ASSET PURCHASE AGREEMENT

Dated as of April 30, 2010

by and between

ALPINE GAS INVESTORS, LP,

(as the Seller)

and

VANGUARD PERMIAN, LLC

(as Buyer)

NOTICE: THIS AGREEMENT CONTAINS INDEMNITY PROVISIONS WHICH INDEMNIFY AND RELEASE THE INDEMNIFIED PARTY FROM ITS OWN NEGLIGENCE AND OTHER LEGAL FAULT.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1	Defined Terms…………………………………………………………………..	1
1.2	References and Titles……………………………………………………………	7
ARTICLE 2 PURCHASE AND SALE
2.1	The Properties…………………………………………………………………...	8
ARTICLE 3 PURCHASE PRICE
3.1	Purchase Price………..……………………………………………………………	10
3.2	Initial Payment……………………………………..……………………………...	10
3.3	Adjustments to Base Purchase Price………………………………………………	10
3.4	Allocated Values…………………………………………………………………..	13
ARTICLE 4 DEFECTS AND ADJUSTMENTS
4.1	Defects……………………………………………………………………………..	13
4.2	Title Defect Values………..………………………………………………………	16
4.3	TITLE WARRANTY…………….……………………………………………….	16
4.4	Scope of Representations of Seller…..………………………………………….	16
4.5	Sole Remedy for Defects…..……………………………………………………...	17
ARTICLE 5 REPRESENTATIONS OF SELLER
5.1	Organization……………….……………………………………………………….	17
5.2	Authorization and Enforceability…..………………………………………………	17
5.3	Non-Contravention………………………………………………………………...	18
5.4	Foreign Person……………………..………………………………………………	18
5.5	Brokers……………………………………………………………………………..	18
5.6	Litigation……………………………………………………………………………	18
5.7	Compliance with Law………………………………………………………………	18
5.8	Permits……………………………………………………………………………..	19
5.9	Taxes……………………………………………………………………………….	19
5.10	Condemnation……………………………………………………………………….	19
5.11	Liens…………………………………………………………………………………	19
5.12	Calls on Production…………………………………………………………………	19
5.13	Outstanding AFEs………………………………………………………………….	19
5.14	Preferential Rights to Purchase……………………………………………………..	19
5.15	Sales Contracts………………………………………………………………………	19
5.16	Basic Documents……………………………………………………………………	19
5.17	Prepaid Expenses……………………………………………………………………	20
5.18	Interests Held In Suspense…………………………………………………………..	20
ARTICLE 6 REPRESENTATIONS OF BUYER
6.1	Organization……………….……………………………………………………….	20
6.2	Authorization and Enforceability…..………………………………………………	20
6.3	Non-Contravention………………………………………………………………...	21
6.4	Litigation……………………………………………………………………………	21
6.5	Brokers……………………………………………………………………………..	21
6.6	Information Provided……………………………………………………………….	21
6.7	Financing……………………………….…………………………………………..	21
ARTICLE 7 COVENANTS OF BUYER
7.1	Return of Data…………………….……………………………………………….	22
7.2	Recording Documents…………………………………………………………….	22
7.3	INDEMNITY REGARDING ACCESS.........………………….……………….	22
ARTICLE 8 COVENANTS OF SELLER
8.1	Cooperation with Buyer……..……………………………………………………	22
8.2	Operation of Properties Pending Closing…………………………….……………	22
8.3	Audit Rights…………………………………….…………………………………	22
8.4	No Solicitation………………………………………...…………………………..	22
ARTICLE 9 SELLER’S CONDITIONS OF CLOSING
9.1	Representations…...……………………………………………………………….	24
9.2	Performance………………………………………………………………………..	24
9.3	Pending Matters………………….………………………………………………...	24
9.4	Approvals……………………………………………………………………..……	24
ARTICLE 10 BUYER’S CONDITIONS OF CLOSING
10.1	Representations…...……………………………………………………………….	25
10.2	Performance………………………………………………………………………..	25
10.3	Pending Matters………………….………………………………………………...	25
10.4	Releases……………………………………………………………………..……	25
ARTICLE 11 CLOSING
11.1	Time and Place of Closing………………………………………………………...	25
11.2	Closing Obligations……………………………………………………………..	25
11.3	Further Assurances…………………………………………………………	26
ARTICLE 12 TERMINATION
12.1	Causes of Termination…………………………….………………………...…….	27
12.2	Remedies Upon breach and Effect of Termination………………………………..	27
ARTICLE 13 INDEMNIFICATION AND ASSUMED LIABILITIES
13.1	Assumed Obligations…………………………………..…………………………..	28
13.2	Indemnification………………………………………………….………………….	28
13.3	Indemnification Actions………………………………………………………….	29
13.4	Casualty and Condemnation……………………………………………………….	31
13.5	Limitation on Actions………………………………………………………………	32
ARTICLE 14 MISCELLANEOUS
14.1	Amendment…………….…………………………………………………………...	33
14.2	Entire Agreement…………………...………………………………………………	33
14.3	Successors and Assigns…………………………………………………………….	34
14.4	Severability……………………………………….…………………………………	34
14.5	Governing Law, Jurisdiction and Venue….………………………………………...	34
14.6	Confidentiality………………………………………………………………………	34
14.7	EXPRESS NEGLIGENCE RULE; CONSPICUOUSNESS…...……………….	34
14.8	Counterparts…………………………………………………………………………	35
14.9	Further Assurances and Records…………………………………………………	35
14.10	Time of the Essence…………………………………………………………………	35
14.11	Notices………………………………………………………………………………	35

EXHIBITS AND SCHEDULES

Exhibit A                               Leases and Lands
Exhibit A-1                            Leases and Lands
Exhibit B                                Form of Assignment, Bill of Sale and Conveyance
Exhibit C                                Form of Press Release

Schedule 3.4                         Subject Interests and Allocated Values
Schedule 5.6                         Litigation
Schedule 5.13                      AFEs
Schedule 5.16                       Basic Documents
Schedule 8.2(d)                    Wells to be Drilled

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into this 30th day of April, 2010, by and among Alpine Gas Investors, LP, a Texas limited partnership (“Seller”), and Vanguard Permian, LLC, a Delaware limited liability company (“Buyer”); Seller and Buyer are sometimes collectively referred to as the “Parties” and individually as a “Party”.

In consideration of the mutual covenants and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms

.  As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below:

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise).

“Aggregate Defect Threshold” means $4,500,000.00.

“Agreement” shall have the meaning specified in the preamble.

“Allocated Value” shall have the meaning specified in Section 3.4.

“Asset Tax” means any tax in the nature of a severance, production, or ad valorem tax that is attributable to any Property, but not any income tax liability of any Party.

“Assumed Obligations” shall mean all of the following but shall specifically exclude the Retained Liabilities:

(a)           all Claims (including production, pipeline, storage, or processing imbalances, and obligations to pay Interests Held In Suspense at Closing by Seller) that arise out of or that have arisen out of, or that relate to, the ownership, operation or use of the Properties prior to or after the Effective Time, whether known or unknown, but excluding Claims that relate to Seller’s failure to comply with any Environmental Law prior to the Effective Time; and

(b)           subject to the terms of Article 4 and the special warranty of title in the Assignment and Bill of Sale, all Claims arising from, or relating to, Title Defects, whether arising or relating to periods of time before, on, or after the Effective Date.

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Business Day” means any weekday, other than a weekday on which banks in Dallas, Texas are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble of this Agreement, preceding the recitals herein.

“Claims” means, with respect to any Person, any and all liabilities, duties, obligations, losses, damages, penalties, fines, punitive damages, amounts paid in settlement, claims, Actions, judgments, costs, interest, expenses and disbursements of any kind and nature whatsoever (including, but not limited to, court costs and reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to any of the matters described in this definition of “Claims,” and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of any indemnity in regard thereto) which may be asserted against, incurred by or imposed on, such Person with respect to, related to or arising from a given matter.

“Closing” shall have the meaning specified in Section 11.1.

“Closing Date” shall have the meaning specified in Section 11.1.

“Closing Payment” shall have the meaning specified in Section 3.1.

“Closing Settlement Statement” shall have the meaning specified in Section 3.3(c).

“Contracts” shall have the meaning specified in Section 2.1(c).

“Defect” means a Title Defect.

“Defect Claims” means Claims arising from or relating to Defects.

“Defect Notice Date” means the date that is five (5) Business Days prior to the Closing Date.

“Defect Value” means the diminution in value of a Subject Interest attributable to a Title Defect as determined and as limited hereunder.

“Defensible Title” means, as to a Subject Interest, that record or beneficial title of the Seller that:

(a) entitles Seller, throughout the duration of the estate constituting a Subject Interest to receive and retain, without suspension, reduction, or termination, from such Subject Interest not less than the interest shown on Schedule 3.4 hereto as the net revenue interest of all Hydrocarbons produced, saved, and marketed from such Subject Interest;

(b) obligates Seller throughout the duration of the estate constituting a Subject Interest to bear its percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the Subject Interest not greater than the working interest shown on Schedule 3.4, unless such greater working interest is accompanied by a proportionate increase in Seller's net revenue interest for such Subject Interest; and

(c) is free and clear (except for Permitted Encumbrances) of Liens, encumbrances or obligations.

“Effective Time” shall mean 7:00 a.m., Central Daylight Time on May 1, 2010.

“Environmental Law” means any law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any Order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, hazardous materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, or about any real property owned, leased or operated at any time by Seller, including, without limitation, soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination.  Environmental Laws include, without limitation, the Clean Air Act (“Clean Air Act”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Toxic Substances Control Act, the Hazardous Materials Transportation Act and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

“ERISA” shall mean the Employee Retirement Income Security Act.

“Escrow Agent” shall mean a bank to be mutually agreed to by the Parties.

“Escrow Agreement” means that certain Escrow Agreement dated on or about the Closing Date among Escrow Agent, Seller and Buyer.

“Escrow Funds” means the Funds transferred to Escrow Agent pursuant to Section 4.1(d).

“Final Settlement Statement” has the meaning specified in Section 3.3(d).

“GAAP” means generally accepted accounting principles in effect from time to time, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Authority” means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over Buyer or Seller or any of their respective properties or assets.

“Hosston Formation Producing Interval” means those strata of the Hosston formation productive of oil and casinghead gas in the interval between 13,570 feet and 14,450 feet measured depth in the Gladys Knight 32-14 No. 1 Well as indicated on the Array Induction Log of said well as recorded by Schlumberger on December 11, 1996, and all sands correlative of this strata productive of oil and casinghead gas, said well being located 2,400 feet from West line and 750 feet from South line of Section 32, Township 7 North, Range 13 West, Jones County, Mississippi.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Individual Defect Threshold” has the meaning specified in Section 4.1(b)(i).

“Initial Payment” has the meaning specified in Section 3.2.

“Interests Held In Suspense” shall mean funds payable to an interest holder that are held in suspense by the Seller, pending resolution of title questions or other issues regarding such interests.

“Interpretations” has the meaning set forth in Section 6.6.

“Knowledge” means the actual knowledge of the officers or management employees of a Party, but does not include: (i) knowledge that is deemed at law imputed to the Party by reason of knowledge of or notice to any Person or entity other than its officers or management employees; or (ii) knowledge that could be deemed to have been constructively given solely by reason of any filing, registration or recordation of any document or instrument in any public record or with any governmental entity.  Notwithstanding anything to the contrary herein, “Knowledge” does not require that any inquiry or investigation be undertaken by a Party on any matter after the date of this Agreement, nor does use of the term “Knowledge” imply that any such inquiry or investigation has been undertaken by such Party prior to the date of this Agreement but such term shall not excuse any officer or management employee from failing to take steps that would be reasonably expected of a Person in such position.

“Lands” has the meaning specified in Section 2.1(a).

“Law” means any applicable statute, law (including civil and common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” has the meaning specified in Section 2.1(a).

“Legal Requirement” means any United States federal, state, provincial or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Letters in Lieu” has the meaning specified in Section 11.2(a)(ii).

“Lien” means any lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation.

“Material Adverse Effect” means (a) when used with respect to Seller, a result or consequence that (i) would materially adversely affect the ability of Seller to own, hold, develop and operate the Properties, or (ii) would materially adversely affect Seller's ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; and (b) when used with respect to Buyer, a result or consequence that would materially adversely affect Buyer’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; provided, that a change or effect shall not be deemed to be a Material Adverse Effect with respect to Seller or any other Person to the extent such change or effect is the result of (V) changes resulting from commodity price movements or resulting from legislation, regulatory action or general economic actions that may impact the energy industry, (W) any change generally affecting the oil and gas exploration and production industry as a whole, (X) any change in Law or in general regulatory, social or political conditions, including acts of war or terrorist activities, (Y) any change in the financial condition or results of operation of Seller to the extent caused by the pending sale of the Properties to Buyer, or (Z) any actions required to be taken pursuant to this Agreement.

“NORM” means naturally occurring radioactive material.

“Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Permitted Encumbrances” means (a) Liens for taxes, assessments or other governmental charges or levies if the same shall not be due or delinquent or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date of this Agreement and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA) which would not, individually or in the aggregate, result in a Material Adverse Effect on Seller; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property (i) not reducing Seller’s net revenue interest in any Subject Interest below that set forth on Schedule 3.4, and (ii) not materially impairing the value of the Property or interfering with the use of the Property; (f) Liens arising pursuant to statute or common law to secure a third party's obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to Closing; (h) the terms and conditions of all operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations, farmout agreements, exploration agreements, participation agreements, gas sales contracts, agreements for the purchase of oil or other liquid Hydrocarbons to the extent terminable on no more than 60 days notice, gathering and transportation agreements and other like agreements affecting the Properties, to the extent that such terms and conditions (1) do not decrease Seller’s net revenue interest below that shown in Schedule 3.4 and (2) do not materially and adversely interfere with Buyer's ability to operate and produce oil and/or gas from the Properties; (i) any defects, irregularities or deficiencies in title to the Properties that do not adversely affect the value of any of the Properties; (j) conventional rights of reassignment requiring notice and/or the reassignment of a leasehold interest prior to surrendering or releasing such leasehold interest; and (k) any other encumbrance, defect and irregularity affecting any Subject Interest the enforcement of which is barred under applicable statutes of limitation or that does not require the payment of money and is commonly waived by prudent purchasers of producing properties, such as failure to recite marital status in documents, omission of heirship or succession proceedings and the failure to record releases of Liens, production payments or deeds of trust that have expired according to their own terms.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

“Press Release” means the press release attached as Exhibit C.

“Property” and “Properties” shall have the meaning set forth in Section 2.1.

“PUD” shall mean a proved undeveloped location.

“Purchase Price” has the meaning set forth in Section 3.1.

“Records” has the meaning set forth in Section 2.1(f).

“Retained Liabilities” means all of the following:

(a)           all Claims related to any personal injury or death occurring prior to the Effective Time in any way related to any Property;

(b)           all Claims, other than Asset Taxes but including the failure to comply with any Environmental Law, arising from the ownership, operation or use of the Properties prior to the Effective Time, but specifically excluding lease operating expenses that have been included in the calculation of the Purchase Price pursuant to Section 3.3(b)(ii);

(c)           Asset Taxes attributable to the Properties with respect to periods or production occurring before the Effective Time but specifically excluding Asset Taxes that have been included in the calculation of the Purchase Price pursuant to Section 3.3(b)(iii); and

(d)           all property costs, royalties, shut-in royalties, rentals and other payments due under the Leases and all imbalances arising from the ownership, operation or use of the Properties prior to the Effective Time, but specifically excluding such amounts that have been included in the calculation of the Purchase Price pursuant to Section 3.3(b)(ii).

“Seller” has the meaning set forth in the preamble of this Agreement.

“Subject Interests” means the applicable undivided interest which Seller has agreed to convey to Buyer in the respective Leases, Wells and Units as set forth in Section 2.1 of this Agreement..

“Subsidiary” means with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest), entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Title Defect” means that Seller does not have Defensible Title to a Subject Interest, provided, however, no fact, circumstance or condition of the title to a Subject Interest shall be considered to constitute a Title Defect unless due consideration has been given to (i) the length of time that such Subject Interest has been producing Hydrocarbons and has been credited to and accounted for by Seller and its predecessors in title, if any, and (ii) whether any such fact, circumstance or condition is of the type that can generally be expected to be encountered in the area involved and is usually and customarily acceptable to reasonable and prudent operators, interest owners and purchasers engaged in the business of the ownership, development and operation of oil and gas properties in the area involved.

“Units” shall mean pooled units relating to any of the Wells.

“Wells” has the meaning set forth in Section 2.1(b).

1.2 References and Titles

.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language of this Agreement.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection of this Agreement in which such words occur.  The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  References to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time.  References to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.  References to "$" or "dollars" means United States Dollars.

ARTICLE 2

PURCHASE AND SALE

2.1 The Properties

.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, effective as of the Effective Time, the following assets and properties (such rights, titles and interests, collectively, the “Properties,” and individually, a “Property”):

(a) (i) All of Seller’s right, title and interest in and to those oil and gas leases and oil, gas and mineral leases, leasehold estates and other oil and gas interests (including all royalty, overriding royalty, net profits and mineral interests, reversionary interests and rights to participate in the drilling or acquisition of any lands) described in Exhibit A (and any ratifications and/or amendments to such leases, whether or not such ratifications and amendments are described in Exhibit A) (collectively, the “Exhibit A Leases”) and the lands and depths described therein insofar, but only insofar, as described on Exhibit A (collectively, the “Exhibit A Lands”), and (ii) an undivided thirty-seven and one-half percent (37.5%) of Seller’s right, title and interest in and to those oil and gas leases and oil, gas and mineral leases, leasehold estates and other oil and gas interests (including all royalty, overriding royalty, net profits and mineral interests, reversionary interests and rights to participate in the drilling or acquisition of any lands) described in Exhibit A-1 (and any ratifications and/or amendments to such leases, whether or not such ratifications and amendments are described in Exhibit A-1) (collectively, the “Exhibit A-1 Leases”; the Exhibit A Leases and the Exhibit A-1 Leases are collectively called the “Leases”) and the lands and depths described therein insofar, but only insofar, as described on Exhibit A-1 (collectively, the “Exhibit A-1 Lands”; the Exhibit A Lands and the Exhibit A-1 Lands are collectively called the “Lands”) together with a corresponding undivided interest in the property and rights incident thereto, including (i) rights in any pooled, unitized or communitized acreage by virtue of the Leases or Lands being a part thereof, (ii) production from the pool or Unit allocated to any such Leases or Lands, and (iii) interests in any wells within the pool or Unit associated with the Leases or Lands;

(b) All of Seller’s right, title and interest in all producing wells located on the Leases or Lands or lands pooled or unitized therewith, and an undivided interest in all  nonproducing and shut-in or abandoned oil and gas wells, salt water disposal wells, injection wells, and water wells located on the Leases or Lands or lands pooled or unitized therewith (collectively, the “Wells”), including, without limitation, the wells described on Schedule 3.4, which undivided interest is equivalent to the interest described in (a) above to be conveyed to Seller in such Leases or Lands where such Wells are located, and a corresponding undivided interest in all personal property, equipment, fixtures, and other improvements located on, related to, appurtenant to or used in connection with the Leases, Lands or Wells;

(c) All contracts and contractual rights and interests covering or affecting any or all of the interests described in Sections 2.1(a) or (b) above, including, without limitation, (i) all farmout and farmin agreements, (ii) participation agreements, (iii) area of mutual interest agreements, (iv) operating agreements, (v) production sales and purchase contracts, (vi) saltwater disposal agreements, (vii) surface leases, (viii) division and transfer orders, (vii) voluntary unitization agreements, designations and/or declarations, and (ix) licenses and other contracts or agreements covering or affecting any or all of the interests described or referred to above (hereinafter referred to as the “Contracts”), to the extent of an interest in such Contracts as is attributable to the applicable Subject Interest;

(d) All easements, rights-of-way, surface leases, fee estates, licenses, authorizations, permits, waivers and similar rights and interests, to the extent of an interest in foregoing that is attributable to the applicable Subject Interest, applicable to, or used in connection with, any or all of the interests described in this Section 2.1;

(e) All oil, condensate, natural gas, natural gas liquids, other gases (including carbon dioxide) and other minerals to the extent of an interest in foregoing that is attributable to the applicable Subject Interest produced after the Effective Time attributable to the interests described in this Section 2.1; and

(f) Copies of lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering, geological and geophysical files, data and reports (including, without limitation, reserve reports); studies and evaluations (including, without limitation, studies and evaluations by outside consultants and contractors); and other books, records, data, files, maps and accounting records, in each case to the extent related primarily and directly to any of the Properties, or used or held for use primarily and directly in connection with the maintenance or operation thereof, but excluding any data, software and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than an Affiliate of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable, (subject to such exclusions, collectively, the “Records”).

For purposes of clarification but not by way of limitation, it is the intent of the Parties that Seller sell, and Buyer acquire, (i) all of Seller’s proved developed producing (“PDP”) properties, as well any other interests owned by Seller in said properties in Texas and New Mexico, (ii) all of Seller’s right, title and interest in the Hosston Formation Producing Interval in the Parker Creek field in Mississippi , (iii) all of Seller’s other PDP properties in Mississippi and (iv) three-eighths (3/8ths) of Seller’s interest in the formations above and below the Hosston Formation Producing Interval in the Parker Creek field and (v) three-eighths (3/8ths) of all of Seller’s properties in Mississippi other than those described in clauses (ii), (iii) and (iv) preceding, specifically including those locations in Collins/Collins N.E. Field and Free State Field and all other associated rights and interests as described in this Section 2.1.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price

.  The purchase price to be paid to Seller by Buyer shall be an amount equal to $113,100,000.00 (the “Base Purchase Price”), plus or minus the adjustments determined pursuant to the further terms hereof (the Base Purchase Price as so adjusted is the “Purchase Price”). Buyer will pay to Seller at Closing the “Closing Payment”, which shall be an amount equal to (i) the Base Purchase Price, (ii) less the Initial Payment, and (iii) plus or minus the adjustments determined pursuant to Section 3.3.

3.2 Initial Payment

. At the time of the execution and delivery of this Agreement, Buyer shall pay to Seller, in immediately available funds in U.S. dollars, an amount equal to ten percent (10%) of the Base Purchase Price (such amount, the “Initial Payment”).  Seller shall hold the Initial Payment pursuant to the terms of this Agreement.  If the Closing occurs as provided in this Article 3, the Initial Payment shall be retained by Seller and applied to the Purchase Price as provided in Section 3.1. If the Closing does not occur because Buyer breaches this Agreement (i) by failure or refusal to close on the Closing Date even though each of the conditions set forth in Article 10 has been fulfilled in all material respects or waived or (ii) by terminating this Agreement other than in accordance with Section 12.1, then Seller shall have the right to retain the Initial Payment as liquidated damages as the sole remedy of Seller for Buyer’s breach of this Agreement.

3.3 Adjustments to Base Purchase Price

.  The Base Purchase Price shall be adjusted as follows:

(a) The Base Purchase Price shall be increased by the following (without duplication):

(i) the amount of all production expenses, operating expenses and all expenditures (whether capitalized or expensed) attributable to the Properties, incurred after the Effective Time and paid by Seller (but excluding all costs and expenses incurred in connection with the drilling, equipping, testing and completion of the Gladdis Knight 32-10 #4 well located in Jones County, Mississippi and the construction and installation of production and transportation facilities associated with such well), and all costs and expenses (whether capitalized or expensed) incurred and paid by Seller, whether before or after the Effective Time, in connection with the drilling, equipping, testing and completion of the Frost 5-10 #2 well located in Jones County, Mississippi and the construction and the installation of production and transportation facilities associated with such well.

(ii) the total sales proceeds of all Hydrocarbons, net of royalties and severance taxes paid by Buyer to third parties, attributable to the Properties, produced prior to the Effective Time and collected by Buyer, and any other monies collected by Buyer with respect to the ownership or operation of the Properties and attributable to periods prior the Effective Time, including insurance proceeds collected with respect to losses and events that occurred prior to the Effective Time;

(iii) Asset Taxes paid by Seller that are attributable to periods (or portions thereof) beginning on or after the Effective Time, other than any such Asset Taxes which either (x) are taken into account in the computations under Section 3.3(b)(i) or (y) are assumed and paid (or if paid by Seller, reimbursed to Seller) by Buyer.

(iv) an amount equal to the sum of any upward adjustments provided elsewhere in this Agreement;

(v) the value (determined by the price most recently paid prior to the Effective Time for such oil less applicable deductions) of all oil and other liquid Hydrocarbons in storage or existing in stock tanks;

(vi) the net amount of all prepaid expenses related to the Properties (including without limitation prepaid production taxes, severance taxes, and other taxes measured by units of production; bonuses; rentals; cash calls to third Person operators; insurance premiums; and scheduled payments); and

(vii) any other amount agreed upon by Seller and Buyer in writing prior to Closing.

(b) The Base Purchase Price shall be decreased by the following (without duplication):

(i) the total sales proceeds of all Hydrocarbons, net of royalties and severance taxes paid by Seller to third parties, attributable to the Properties, produced after the Effective Time and collected by Seller, and any other monies collected by Seller with respect to the ownership or operation of the Properties and attributable to periods after the Effective Time, excluding insurance proceeds collected with respect to losses and events that occurred prior to the Effective Time;

(ii) the amount of all production expenses, operating expenses and all expenditures (whether capitalized or expensed) attributable to the Properties, incurred prior to the Effective Time and paid by Buyer, but excluding costs and expenses incurred in connection with the Frost 5-10 #2 well located in Jones County, Mississippi;

(iii) all costs and expenses (whether capitalized or expensed) incurred and paid by Buyer, whether before or after the Effective Time, in connection with the drilling, equipping, testing and completion of the Gladdis Knight 32-10 #4 well located in Jones County, Mississippi and the construction and the installation of production and transportation facilities associated with such well.

(iv) the amount of all unpaid Asset Taxes which accrued with respect to the Properties for periods prior to the Effective Time and were either paid or assumed by Buyer; such amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; otherwise, the amount of the adjustment under this Section 3.3(b)(iv) shall be computed based upon such taxes assessed against the applicable portion of the Properties for the immediately preceding tax period;

(v) an amount equal to the sum of any downward adjustments provided elsewhere in this Agreement;

(vi) an amount equal to the sum of all Interests Held In Suspense at Closing by Seller with respect to any of the Properties; and

(vii) any other amount agreed upon by Seller and Buyer in writing prior to Closing.

Seller shall prepare, and at Closing Seller and Buyer shall execute, a statement setting forth the amount of each adjustment to the Base Purchase Price to be made pursuant to Sections 3.3(a) and (b) (the “Closing Settlement Statement”).  The Closing Payment payable by Buyer at Closing shall be adjusted pursuant to the Closing Settlement Statement which shall be based on a good faith estimate by Seller when complete, actual information is not available.

(c) No later than ninety (90) days after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement, a statement (the “Final Settlement Statement”) setting forth each adjustment to the Base Purchase Price under Sections 3.3(a) and (b) of this Agreement as finally determined as of the Closing and showing the calculation of such adjustments.  As soon as practicable after receipt of the Final Settlement Statement, but no later than thirty (30) days after such receipt, Buyer shall deliver to Seller a written report containing all changes that Buyer proposes to the Final Settlement Statement.  The Parties shall undertake to agree with respect to the amounts due pursuant to such post-Closing adjustments not later than fifteen (15) days after delivery of Buyer’s requested changes.  If Buyer fails to propose any changes to the Final Settlement Statement within the time set forth above, it shall be deemed that Buyer agrees with the Final Settlement Statement, which shall become final and binding on the Parties.

(d) If Seller and Buyer are unable to agree upon any adjustment to the Base Purchase Price under Section 3.3(d) no later than fifteen (15) days after delivery of Buyer’s requested changes, if any, then Weaver, LLP, Ft. Worth, Texas is designated to act as an arbiter and to decide all points of disagreement with respect to such matters in accordance with the terms of this Agreement, such decision to be rendered within thirty days (30) days after such arbiter is informed by one or both of the Parties that it shall decide the matters in controversy.  Such decision shall be final and binding upon the Parties.  If such firm is unwilling or unable to serve in such capacity, Seller and Buyer shall attempt, in good faith, to designate another acceptable Person or firm as the sole arbiter of such matters.  If the Parties are unable to agree upon the designation of a firm of independent public accountants as substitute arbiter, then Seller or Buyer shall in writing request the American Arbitration Association to appoint such a firm as substitute arbiter.  The arbitration shall be conducted under the rules of the American Arbitration Association to the extent such rules do not conflict with the terms of applicable state law and terms of this Agreement.  The costs and expenses of the arbiter, whether the firm designated above or a firm appointed pursuant to this subsection (e), shall be shared one-half by Seller and one-half by Buyer.  Within five (5) days after the decision of the arbiter, Buyer or Seller, as the case may be, shall make a cash payment to the other equal to the sum as may be found to be due pursuant to the Final Settlement Statement and the arbiter’s decision.

(e) Notwithstanding anything to the contrary set forth herein, should Seller, after Closing, receive post-Effective Time revenues attributable to the Properties, Seller shall within five (5) Business Days of receipt remit such revenues to Buyer.  Likewise, should Buyer, after Closing, receive pre-Effective Time revenues attributable to the Properties, Buyer shall within five (5) Business Days of receipt remit such revenues to Seller.

(f)  It is the intent of the Parties that any adjustment made pursuant to this Section 3.3 shall be made only once and without duplication.

3.4 Allocated Values

.  Schedule 3.4 (a) sets forth an allocation of that portion of the Base Purchase Price allocated to the Subject Interests.  (Such allocated value for any individual Subject Interest, an “Allocated Value” and for all Subject Interests collectively, the “Allocated Values”).

ARTICLE 4

DEFECTS AND ADJUSTMENTS

4.1 Defects

.

(a) Buyer may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its discretion determine with respect to Subject Interests in order to determine whether any Defects exist.  Buyer must deliver to Seller in writing by 5:00 p.m. Central Daylight Time on the Defect Notice Date a written notice specifying each alleged Defect associated with a Subject Interest, a description of each such Defect, the amount of the adjustment that it asserts based on such Defect (which can in no case be greater than the Allocated Value of the related Subject Interest) and its method of calculating such adjustment.  Except for the Defects set forth in such notice timely received, Buyer will be deemed to have absolutely waived its right to any adjustment, and every other Claim, with respect to any potential or actual Defect affecting, or allegedly affecting, any Subject Interest.  Seller may, at its election at or prior to Closing, elect to remove from the sale to Buyer and retain a Subject Interests to the extent affected by an asserted Defect if Seller is receiving payment of production proceeds from such Subject Interest despite such asserted Defect and reduce the Base Purchase Price by the Allocated Value of the retained Subject Interest.

(b) Upon timely delivery of a notice under Section 4.1(a), Buyer and Seller will in good faith negotiate the validity of the Defects and the amount of the adjustment, if any, using the following criteria:

(i) No single Defect shall be taken into account as an adjustment  to the Base Purchase Price unless the value of such Defect is determined to be more than Three Hundred Thousand Dollars ($300,000) (the “Individual Defect Threshold”).

(ii) No adjustment will be made under this Section 4.1 unless the net total Defect Value of all Defects that exceed the Individual Defect Threshold exceeds the Aggregate Defect Threshold.  By way of example, if the net total Defect Value of all Defects that exceed the Individual Defect Threshold equals $4,500,000, then an adjustment of $4,500,000 may, subject to the further provisions of this Section 4.1, be made.

(iii) If a requested adjustment is based on Seller owning a net revenue interest for a Subject Interest less than that shown in Schedule 3.4, then a downward adjustment shall be calculated by multiplying the Allocated Value set forth on Schedule 3.4 for such Subject Interest by a fraction (A) the numerator of which is an amount equal to the net revenue interest shown on Schedule 3.4 for such Subject Interest less the net revenue interest to which the Seller would be entitled as a result of its ownership in such Subject Interest after consideration of such Title Defect and (B) the denominator of which is the net revenue interest shown for such Subject Interest on Schedule 3.4.

(iv) If the adjustment is based on an increase or decrease in the Company’s expense interest for a Subject Interest from that shown on Schedule 3.4, but without a proportionate adjustment in the Company’s net revenue interest, then the adjustment shall be calculated by rerunning the economics used in determining the Allocated Value for the Subject Interest as set forth on Schedule 3.4 using a discount rate of 10%.

(v) To the extent that any downward adjustments are requested by Buyer, Seller may offset the downward adjustments by upward adjustments (“Upward Adjustment”) in any of the Subject Interests, calculated on the same basis as Section 4(b)(iii), and (iv), provided the Seller asserts such upward adjustments by the Defect Notice Date.

(vi) If a requested adjustment is based on a Lien or other monetary charge upon a Subject Interest that is liquidated in amount, then the adjustment is the amount necessary to remove such Lien or other monetary charge from the affected Subject Interest.

(vii) If a requested adjustment is based on an obligation, burden or liability upon the affected Subject Interest for which Buyer’s economic detriment is not liquidated but can be estimated with reasonable certainty, then the adjustment is the amount necessary to compensate Buyer at Closing for the adverse economic effect on the affected Subject Interest.

(viii) The existence of any imbalances with respect to natural gas shall not be deemed a Title Defect.

(ix) It is the intent of the Parties that any adjustment made pursuant to this Agreement with respect to a Defect shall be made only once and without duplication.

(c) If the Aggregate Defect Threshold is exceeded and therefore adjustments are to be made to the Base Purchase Price pursuant to this Section 4.1, Seller may, at its sole option, elect to cure some or all of the Defects submitted by Buyer.

(d) At Closing the Seller shall transfer to the Escrow Agent immediately available funds equal to the amount (the “Contested Amount”), if any, by which (i) the aggregate Defect Value of all uncured or unresolved Defects listed by Buyer in the notice given to Seller on or prior to the Defect Notice Date less the Defect Value of Subject Interests that Seller elects to retain and exclude from the sale pursuant to Section 4.1(a) exceeds (ii) the Aggregate Defect Threshold.  The Escrow Funds, with such interest as is earned thereon, shall be retained by the Escrow Agent to hold and disburse pursuant to the provisions of this Section 4.1; provided that if the Contested Amount is less than $1,000,000, then the Contested Amount shall be paid to and held by Seller pending the resolution of the uncured or unresolved Defects as provided in Sections 4.1(e) and 4.1(f) and Seller shall retain or return part or all of the Contested Amount as directed by arbiter pursuant to Section 4.1(f).  The Escrow Agreement shall provide that Seller shall have the right to direct the investment of the Escrow Funds.  From time to time after the Closing Date the Parties shall cause the release of Escrow Funds as set forth in Section 4.1(e) below.  Following the date that is sixty (60) calendar days after the Closing Date, the only Escrow Funds that are to remain in the Escrow Account are funds related to Defects, if any, that are disputed by Seller or Buyer, such disputed Defects to be resolved pursuant to Section 4.1(f) below.  Buyer recognizes and agrees that its only recourse with respect to Defects is against the Escrow Funds, or the Contested Amount if held by Seller, pursuant to the provisions of this Section 4.1.

(e) Buyer will reasonably cooperate (without being required to incur any costs or expenses) with Seller after the Closing to cure Defects that Seller has elected to cure. If Seller is able to cure any Defect and Buyer agrees that such Defect has been cured, then the Parties will cause the Escrow Agent to pay Seller the applicable Defect Value.  With respect to any interest that is determined to be defective but which for which Buyer is receiving payment of production proceeds despite such Defect, Seller may require Buyer to reconvey the defective Subject Interest to Seller, and Buyer will be paid the Allocated Value for such defective Subject Interest in the manner and as adjusted pursuant to Section 4.1(f)(i).  In the event that cured Defects cause the total Defect Value to fall beneath the Aggregate Defect Threshold, then the Parties shall cause all Escrow Funds to be paid to Seller. If, by the date that is sixty (60) calendar days after the Closing Date, Seller is unable to cure an asserted Defect that Seller elected to cure, and Seller agrees that it is a valid Defect and with the Defect Value asserted by Buyer, then the Parties will cause the Escrow Agent to pay Buyer the applicable Defect Value to the extent Escrow Funds are available.

(f) If Seller and Buyer are unable to agree upon any Defect, Defect Value or Upward Adjustment under this Section 4.1, the following shall occur:

(i) Seller, at its option, may elect to have Buyer reconvey the Subject Interest to the extent affected by the alleged Defect if Buyer is receiving payment of production proceeds from such affected Subject Interest and to refund to Buyer the Allocated Value of such affected Subject Interest to be paid initially from the Escrow Funds in the amount of any Defect Value of such affected Subject Interest with any balance remaining in the Allocated Value for such affected Subject Interest payable directly from Seller.  In this case, the Subject Interest shall be re-conveyed from Buyer to Seller in the same form of conveyance as Seller assigned the same to Buyer; the amount refunded to Buyer shall be adjusted to reflect the reversal of any adjustments theretofore made under Sections 3.3(a) through 3.3(d) as well as any payments made to and expenses paid by Buyer with respect to such affected Subject Interest subsequent to the Closing; or

(ii) Seller and Buyer shall attempt, in good faith, to designate an attorney experienced in oil and gas law licensed to practice law in the State of Mississippi as the arbiter of the alleged Defects, Defect Values or Upward Adjustments with respect to such Subject Interests that Seller does not elect to have reconveyed, whose decision on all such matters must be rendered within thirty (30) days of the date of his or her joint designation, and will be final and binding on all Parties.  If the Parties are unable to agree upon the designation of an attorney as the arbiter prior to the date that is sixty (60) calendar days after the Closing Date, then Seller or Buyer, or either of them, may in writing request the American Arbitration Association to appoint such an arbiter, whose decision must be rendered within thirty (30) days of the date on which the arbiter is appointed by the American Arbitration Association.  The arbitration shall be conducted under the rules of the American Arbitration Association to the extent such rules do not conflict with the terms of any applicable state statutes or laws or this Agreement.  The costs and expenses of the arbiter shall be shared one-half by Seller and one-half by Buyer.  Within five (5) days after the decision of the arbiter, Seller and Buyer shall issue written instructions to the Escrow Agent to release funds in accordance with the arbiter’s decision.

4.2 Title Defect Values

.  In determining the value of a Title Defect, it is the intent of the Parties to include, to the extent possible, only that portion of the Subject Interests, whether an undivided interest, separate interest or otherwise, materially and adversely affected by the Title Defect.  The Title Defect value shall in no event exceed the Allocated Value of the affected Subject Interest.  Subject to such limitation, the Title Defect value shall be determined by the Parties in good faith taking into account all relevant factors.

4.3 TITLE WARRANTY

.  SELLER SHALL CONVEY SELLER’S INTERESTS IN AND TO THE PROPERTIES TO BUYER SUBJECT TO ALL ROYALTIES, OVERRIDING ROYALTIES, BURDENS, AND ENCUMBRANCES, WITH A SPECIAL WARRANTY OF TITLE AS TO THE NET REVENUE INTERESTS AND THE EXPENSE INTERESTS SET FORTH ON SCHEDULE 3.4, AS PROVIDED IN THE FORM OF ASSIGNMENT, BILL OF SALE AND CONVEYANCE ATTACHED AS EXHIBIT B HERETO. BUYER AGREES THAT SELLER HAS MADE, AND IS MAKING, NO OTHER WARRANTY OF TITLE, EXPRESS, IMPLIED OR STATUTORY.

4.4 Scope of Representations of Seller

.

(a) Information About the Properties.  Except for representations, warranties and statements expressly set forth in this Agreement (or in any conveyance executed pursuant to this Agreement), Seller disclaims all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to Buyer, including any information contained in any opinion, information or advice that was provided to Buyer by any employee, officer, director, manager, agent, consultant, engineer or engineering firm, trustee, representative, attorney, investment banker, financial advisor, partner, member, beneficiary, equity holder or contractor of Seller wherever and however made, including those made in any data room or Internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the Parties with respect to the Properties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR IN ARTICLE 5 OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING, BUT NOT LIMITED TO REPRESENTATIONS AND WARRANTIES AS TO (i) MERCHANTABILITY, (ii)  FITNESS FOR A PARTICULAR PURPOSE, (iii)  THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTIES OR OTHERWISE CONSTITUTING A PORTION OF THE PROPERTIES; (iv) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES; (v) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES, NEW WELL AND RECOMPLETION OPPORTUNITIES; (vi) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (vii) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTIES; (viii) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES; (ix) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; (x) THE TAX ATTRIBUTES OF ANY PROPERTY; (xi) THE TRANSFER OF THE OPERATOR DUTIES TO BUYER; (xii) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE PROPERTIES; AND (xiii) THE COMPLETENESS OR ACCURACY OF THE INFORMATION CONTAINED IN THE FILES OR RECORDS OF SELLER.  ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

(b) Independent Investigation.  Buyer has made its own independent investigation, analysis and evaluation of the Properties and the transactions contemplated by this Agreement (including Buyer’s own estimate and appraisal of the extent and value of Seller’s oil and gas reserves attributable to the Properties and an independent assessment and appraisal of the environmental risks and liabilities associated with the acquisition of the Properties).

4.5 Sole Remedy for Defects

.  The procedures set forth under Section 4.1, regardless of whether Buyer asserts a Defect and regardless of whether an adjustment in the Base Purchase Price results therefrom, shall be the sole remedy of Buyer for matters that could have been asserted as Defects, and such matters may not be (i) the subject of any other Claims by Buyer against Seller, or (ii) asserted as the basis for any breach of representation or warranty by Seller under this Agreement or any indemnity by Seller under Article 13.

ARTICLE 5

REPRESENTATIONS OF SELLER

Seller represents and warrants, as of the date of this Agreement (or if made as of a specified date, as of such date), to Buyer as follows:

5.1 Organization

.  Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business as a foreign limited partnership in the State of Mississippi.  Seller has all requisite  power and authority to own, lease and operate its properties and to carry on its business as it now being conducted.

5.2 Authorization and Enforceability

.  Seller has all requisite  power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Seller, and no other proceedings by Seller are necessary to authorize the execution, delivery and performance of this Agreement.  Assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

5.3 Non-Contravention

.  Seller’s execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under, any material agreement or instrument (other than the Basic Documents which are addressed in Section 5.16) to which it is a party or by which it or any of the Properties is bound; or (iii) violate or conflict with any applicable judgment, decree, Order, permit, Law, rule, or regulation, except in the cases of clauses (ii) and (iii), breaches, defaults, acceleration events, violations or conflicts that would not result in a Material Adverse Effect as to the Seller.  No consent from any third party is necessary for Seller to enter into this Agreement and to perform all of its obligations hereunder other than any consent, which if not obtained, would not materially impair the ownership, use or operation of the Properties by Buyer after Closing.

5.4 Foreign Person

.  Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code.

5.5 Brokers

.  Seller has not incurred any liability, contingent or otherwise, for broker’s or finder’s fees in respect of this transaction for which Buyer shall have any liability whatsoever.

5.6 Litigation

.  Except as otherwise set forth in Schedule 5.6, to Seller’s Knowledge, (a) no litigation, arbitration, investigation or other proceeding is pending or threatened against Seller or any Property before any Governmental Authority; and (b) Seller is not subject to any outstanding injunction, judgment, Order, decree or ruling that would materially impair its ability to consummate the transactions contemplated hereby.  There is no litigation, arbitration, investigation or other proceeding pending or, to Seller’s Knowledge, threatened against or affecting Seller that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection with the transactions contemplated hereby.  Seller shall promptly notify Buyer of any such proceeding or action.

5.7 Compliance with Law

.  To Seller’s Knowledge, the operation of the Properties is in compliance with all applicable Laws and Orders, and Seller has received no notice of any default under, and to Seller’s Knowledge no condition exists that with notice or lapse of time or both would constitute a default under, any Law or Order of any Governmental Authority.

5.8 Permits

.  To Seller’s Knowledge, the respective operators of the Properties possess, all licenses, permits, certificates, Orders, approvals and authorizations necessary to own and operate the Properties and to carry on business as now being conducted.

5.9 Taxes

.  To Seller’s Knowledge, all Asset Taxes based on or measured by the ownership of any Property or the production of hydrocarbons or the receipt of proceeds therefrom which are due and payable by Seller or any operator of any Property have been paid or are currently being contested in good faith.

5.10 Condemnation

.  Seller has not received notice of any actual or threatened taking of any part of the Properties by reason of condemnation.

5.11 Liens

.  Except for inchoate liens not yet due and payable, Seller has not taken any action to subject any of the Properties to any liens, security interests or mortgages of any kind or nature other than those that will be released prior to or on Closing.

5.12 Calls on Production

.  No third party has any option to purchase or similar right under any agreement with respect to production of hydrocarbons attributable to Seller’s interest in any Property.

5.13 Outstanding AFEs

.  Except as described on Schedule 5.13, (i) there are no existing commitments or obligations or authorities for expenditure for which Buyer will be liable to pay costs or expenses in excess of $250,000 for the drilling, completing, equipping, maintaining, deepening, side tracking, reworking or plugging and abandonment of any Property or other costs or expenses arising from or relating to the ownership of any Property, and (ii) no operation has been proposed on any Property for which Seller has not yet responded.

5.14 Preferential Rights to Purchase

.  To Seller’s Knowledge, the Properties are not subject to any preferential right to purchase.

5.15 Sales Contracts

.  With respect to any agreement or contract for the sale of hydrocarbons affecting or relating to the Properties (the “Sales Contracts”):

(a) Advance Payments.  To Seller’s Knowledge, Seller is not obligated by virtue of (i) any prepayment arrangement, (ii) a “take-or-pay” or similar provision, (iii) a production payment, or (iv) any other arrangement to deliver hydrocarbons produced from the Properties at some future time without then or thereafter receiving full payment therefor.

(b) Carried Payments.  Payments for hydrocarbons sold pursuant to each of the Sales Contracts are current (subject to adjustment in accordance with the Sales Contracts) and to Seller’s Knowledge in accordance with the prices set forth in the Sales Contracts.

(c) Terminable Sales Contracts.  To Seller’s Knowledge, no Sales Contract has a term in excess of 60 days or is not terminable upon notice of 60 days or less.

5.16 Basic Documents. The Leases and all other material contracts and agreements, licenses, permits and easements, rights-of-way and other rights-of-surface use comprising any part of or otherwise relating to the Properties (such leases and such material contracts, agreements, licenses, permits, easements, rights-of-way and other rights-of-surface use being herein called the "Basic Documents"), are in all material respects in full force and effect and constitute valid and binding obligations of the parties thereto.  Seller is not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under the Basic Documents; provided that Seller makes no representation or warranty in this Agreement regarding the status of or compliance with maintenance of uniform interest provisions in any Basic Document. To the best of Seller's Knowledge, no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists, to the extent such breach or default (whether by Seller or such a third party) could reasonably be expected to materially adversely affect the ownership, operation, value or use of any Property after the Effective Time.  To the best of Seller’s Knowledge, all payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under the Basic Documents have been and are being made (timely, and before the same became delinquent) by the respective third party operator of the Properties.  Schedule 5.16 is a list of all material contracts and agreements to which any of the Properties are bound, including (a) joint operating agreements, (b) agreements with any Affiliate of Seller, (c) any production sales contracts, (d) any agreement of Seller to sell, lease, farmout or otherwise dispose of any of its interests in the Properties other than conventional rights of reassignment, (e) gas balancing agreements, (f) exploration agreements, (g) pooling, unitization or communitization agreement, (h) area of mutual interest agreements and (i) agreements containing seismic licenses, permits and other rights to geological or geophysical data and information directly or indirectly relating to the Properties.

5.17 Prepaid Expenses. All prepaid expenses related to the Properties (including without limitation prepaid production taxes, severance taxes, and other taxes measured by units of production; bonuses; rentals; cash calls to third Person operators; insurance premiums; and scheduled payments) are set forth on Schedule 5.17.

5.18 Interests Held In Suspense. There are no Interests Held In Suspense by Seller with respect to any of the Properties.

ARTICLE 6

REPRESENTATIONS OF BUYER

Buyer represents and warrants to Seller as follows:

6.1 Organization

.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Buyer has all requisite  power and authority to own, lease and operate its properties and to carry on its business as it now being conducted.

6.2 Authorization and Enforceability

.  Buyer has all requisite  power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Buyer and no other proceedings by Buyer are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

6.3 Non-Contravention

.  Buyer’s execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its governing documents; (ii) result in the breach of any term or condition of, or constitute a default or cause the acceleration of any obligation under, any material agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, Order, permit, Law, rule, or regulation; except in the cases of clauses (ii) and (iii), breaches, defaults, acceleration events, violations or conflicts that would not result in a Material Adverse Effect as to Buyer.

6.4 Litigation

.           There is no litigation, proceeding or investigation pending, or to Buyer’s Knowledge, threatened against or affecting Buyer or its properties that would impair Buyer’s ability to consummate the transactions contemplated hereby or that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Buyer in connection with the transactions contemplated hereby.

6.5 Brokers

.  Buyer has not incurred any liability, contingent or otherwise, for broker’s or finder’s fees in respect of this transaction for which Seller shall have any liability whatsoever.

6.6 Information Provided

.  Buyer acknowledges that Seller has not made and does not hereby make any representation or warranty as to (i) the accuracy or completeness of any geophysical and/or geological interpretations (collectively, the “Interpretations”) furnished to Buyer, or (ii) the existence or extent of oil, gas or other Hydrocarbon reserves being located on or under any of the Lands or Properties or on or under areas in the vicinity of the Lands or the Properties, or (iii) whether any such reserves, if they exist, are economically recoverable.  Buyer hereby releases Seller from all responsibility and liability from conclusions that are derived from any Interpretations.  Buyer has made its own independent evaluation of the Interpretations and the Properties and has independently determined the extent of any oil, gas or other Hydrocarbon reserves located on or under the Lands or the Properties or on or under areas in the vicinity of the Lands or the Properties.

6.7 Financing

.  Buyer will have at Closing sufficient funds immediately available to pay the Purchase Price.

ARTICLE 7

COVENANTS OF BUYER

Buyer covenants and agrees with Seller as follows:

7.1 Return of Data

.  Buyer agrees that if this Agreement is terminated pursuant to the terms of this Agreement, Buyer shall promptly return to Seller all information and data furnished by or on behalf of Seller to Buyer, its officers, employees, and representatives in connection with this Agreement, and Buyer shall deliver to Seller all copies, extracts, or excerpts of such information and data.  In such event, Buyer expressly agrees and undertakes to maintain the confidentiality of all information with respect to the Properties, and shall not disclose any such information to a third party or make any unauthorized use thereof, and Buyer expressly agrees not to use any such information to compete with or obtain any commercial advantage over Seller.

7.2 Recording Documents

.  Buyer shall pay all filing and recording fees incurred in connection with the filing and recording of the Assignments and Bills of Sale conveying the Properties.  As soon as practicable after Closing, Buyer shall provide Seller with a photocopy of the recorded Assignments and Bills of Sale.

7.3 INDEMNITY REGARDING ACCESS

.  BUYER AGREES TO PROTECT, INDEMNIFY, DEFEND, RELEASE AND HOLD HARMLESS SELLER, ITS AFFILIATES AND ITS OFFICERS, EMPLOYEES, PARTNERS, MEMBERS, MANAGERS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS RELATED TO PERSONAL INJURIES, DEATH, OR PROPERTY DAMAGE ARISING OUT OF OR RELATING TO ANY ACCESS TO, OR INVESTIGATION OR EXAMINATION OF, ANY OF THE PROPERTIES BY BUYER, ITS OFFICERS, EMPLOYEES, AGENTS, CONTRACTORS OR REPRESENTATIVES.  THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

ARTICLE 8

COVENANTS OF SELLER

Seller covenants and agrees with Buyer as follows:

8.1 Cooperation with Buyer

.  Prior to the Defect Notice Date, Seller agrees to use commercially reasonable efforts to cooperate with Buyer in connection with its due diligence relating to the Properties.

8.2 Operation of Properties Pending Closing

.  From the date of this Agreement until Closing, Seller agrees that it shall to the extent that is reasonably able as a non-operator:

(a) conduct the business of such Property in the ordinary course of business;

(b) administer and operate such Property in accordance with the applicable operating agreements and all applicable laws and regulations;

(c) use commercially reasonable efforts to maintain and keep such Property in full force and effect; and fulfill all contractual or other covenants, obligations and conditions imposed upon Seller with respect to such Property, including, but not limited to, payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments;

(d) except to the extent necessary or advisable to avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any Well, nor commence any drilling, reworking or completing or other operations on the Properties which requires expenditures exceeding $50,000 (net to Seller’s interest) for each operation  without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided Seller may, without the consent of Buyer, incur, or as a non-operator consent to, expenses to drill and complete the Wells listed on Schedule 8.2(d); and further provided that the prohibition on expenditures set forth in this Section 8.2(d) shall not apply to (i) any expenditures of Seller which will not be charged to Buyer or (ii) emergency operations and operations required under presently existing contractual obligations, which shall be permitted.

(e) not voluntarily abandon any of the Wells other than as required pursuant to the terms of a Lease or by regulation;

(f) not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (i) enter into any agreement or arrangement (other than one constituting a Permitted Encumbrance) transferring, selling or encumbering any of the Properties (other than in the ordinary course of business, consistent with past practices, for ordinary course sales of production, inventory or salvage); (i) grant any preferential or other right to purchase or agree to require the consent of any third party not otherwise required to consent to the transfer and assignment of the Properties to Buyer; (iii) enter into any new sales contracts or supply contracts which cannot be cancelled upon no more than sixty (60) days prior notice; (iv) incur or agree to incur any contractual obligation or liability (absolute or contingent) with respect to the Properties except as otherwise provided herein (which exception includes the  ordinary course sales of production, inventory or salvage, operations pursuant to any disclosed authority for expenditure covering the Properties and operations permitted under Section 8.2(d)); or (v) enter into any contract for the construction of pipelines or facilities associated with the Properties; and

(g) to the extent known to Seller, provide Buyer with written notice of (i) any Actions initiated against Seller which affect any of the Properties; or (ii) any proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to any Property.

8.3 Audit Rights

.  Following the Closing, Buyer, at Buyer’s expense, may engage an auditing firm to conduct an audit of the revenues and expenses of Seller attributable to the Properties for the period from three years prior to the Effective Time through the Closing Date.  Seller agrees that it will cooperate and assist such auditors including, without limitation, making available (at Buyer’s sole cost and expense) books, records, and personnel reasonably requested by such auditing firm. Buyer and Seller agree that Seller is agreeing to the provisions of this Section 8.3 as an accommodation to Buyer to assist Buyer in complying with certain securities reporting obligations and that the audit, or the results thereof, shall not enlarge or detract from any rights, liabilities, recourse or remedies that either Party would otherwise have under this Agreement and will not create any additional rights, liabilities, recourse or remedies for either Party.

8.4 No Solicitation.  Seller agrees that until this Agreement is terminated in accordance with Section 12.1, Seller shall not, directly or indirectly, solicit or encourage the submission of any offer or proposal to acquire part or all of the Properties or engage in any negotiations with, or provide any information to, any person (other than Buyer, its Affiliates and representatives) concerning any possible proposal regarding a transaction involving the Properties, whether by merger, purchase of assets, tender offer, exchange offer or otherwise and shall use its reasonable best efforts to insure that its Affiliates and representatives do not, directly or indirectly, engage in any such activities.

ARTICLE 9

SELLER’S CONDITIONS OF CLOSING

The obligation of Seller to close this transaction shall be subject to and conditioned upon the following, any one or more of which may be waived by Seller, in whole or in part:

9.1 Representations

.  The representations and warranties of Buyer under this Agreement, without regard to any qualifications therein as to materiality or Material Adverse Effect, shall be true and accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on such date, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result in a Material Adverse Effect as to Buyer.

9.2 Performance

.  Buyer shall have performed and complied with in all material respects each covenant, agreement, and condition required by this Agreement to be performed or complied with by it prior to or at Closing.

9.3 Pending Matters

.  At Closing, no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each Party shall use all reasonable efforts to have any such decree, ruling, injunction or Order vacated, and, if necessary, the Closing shall be delayed for up to thirty (30) days while such efforts are taking place.

9.4 Approvals

.  All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parties shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not result in a Material Adverse Effect on Buyer or Seller (assuming Closing has taken place).

ARTICLE 10

BUYER’S CONDITIONS OF CLOSING

The obligation of Buyer to close this transaction shall be subject to and conditioned upon the following, any one or more of which may be waived by Buyer, in whole or in part:

10.1 Representations

.  The representations and warranties of Seller under this agreement, without regard to any qualifications therein as to materiality or Material Adverse Effect, shall be true and accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on such date, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result in a Material Adverse Effect as to Seller.

10.2 Performance

.  Seller shall have performed and complied with in all material respects each covenant, agreement, and condition required by this Agreement to be performed or complied with by it prior to or at Closing.

10.3 Pending Matters

.  At Closing, no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each Party shall use all reasonable efforts to have any such decree, ruling, injunction or Order vacated, and, if necessary, the Closing shall be delayed for up to thirty (30) days while such efforts are taking place.

10.4 Releases

.  Seller shall have delivered to Buyer at Closing releases and termination statements, properly executed and acknowledged, releasing the Properties from all outstanding Liens securing indebtedness.
ARTICLE 11

CLOSING

11.1 Time and Place of Closing

.  Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall occur on May 27, 2010 at 9:30 a.m. Central Daylight Time, or at such other date and time as may be mutually agreed upon by Seller and Buyer (the “Closing Date”).  The Closing shall be held at the offices of K&L Gates, LLP, 1717 Main Street, Suite 2800, Dallas, Texas, 75201 or at or by such other place, time or manner as the Parties shall agree.

11.2 Closing Obligations

(a) At Closing, Seller shall deliver to Buyer the following:

(i) Executed Assignments and Bills of Sale of the Properties in the form attached hereto as Exhibit B;

(ii) Executed letters-in-lieu of transfer orders, directing that all proceeds of production from the Properties attributable to periods after the Effective Time be paid to Buyer as of and after the Effective Time (the “Letters in Lieu”);

(iii) Executed releases of any and all Liens on the Properties, including, without limitation, those Liens held by Texas Capital Bank;

(iv) The Closing Settlement Statement executed by Seller;

(v) Possession of the Properties;

(vi) A certificate of non-foreign status of Seller that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2); and

(vii) The Records shall be made available at their present location(s) within one Business Day of the Closing in order to give Buyer the opportunity to move such Records, at Buyer’s expense, to the location of Buyer’s choice. To the extent not obtained or satisfied one day after Closing, Seller agrees to continue to cooperate with Buyer’s efforts to obtain for Buyer access to files, records and data relating to the Properties in the possession of third parties.

(b) At Closing, Buyer shall deliver to Seller the following:

(i) An amount equal to the Closing Payment, as adjusted pursuant to Sections 3.3 (a) and (b), as shown on the Closing Settlement Statement, by wire transfer of immediately available funds pursuant to wire transfer instructions delivered to Buyer prior to the Closing Date;

(ii) An executed Assignment and Bill of Sale of the Properties in the form attached hereto as Exhibit B;

(iii) The Closing Settlement Statement executed by Buyer; and

(iv) Letters-in-Lieu executed by Buyer.

11.3 Further Assurances

.  The Parties shall execute, acknowledge, and deliver any other documents and shall take such other actions as may be necessary to carry out their obligations under this Agreement.

ARTICLE 12

TERMINATION

12.1 Causes of Termination

.  This Agreement and the transactions contemplated herein may be terminated:

(a) At any time by mutual consent of Seller and Buyer.

(b) By Buyer or Seller, upon written notice to the other Party if the Closing does not occur on or prior to June 4, 2010; provided, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available if the failure to consummate the Closing by such date was caused by the breach of this Agreement by the Party so requesting termination.

(c) By Seller if, on the Closing Date, any of the conditions set forth in Article 9 shall not have been satisfied or waived (or become incapable of fulfillment), provided that Seller shall not be in material breach of this Agreement.

(d) By Buyer if, on the Closing Date, any of the conditions set forth in Article 10 shall not have been satisfied or waived, provided that Buyer shall not be in material breach of this Agreement.

(e) By either Buyer or Seller if the Aggregate Defect Value exceeds $18,000,000.00.

12.2 Remedies Upon Breach and Effect of Termination

.

(a) Upon the failure of Buyer to satisfy a condition to Closing detailed in Article 9, Seller, at its option, may either (i) waive such failure and close, or (ii) terminate this Agreement and retain the Initial Payment as liquidated damages as and to the extent provided in Section 3.2, in which event the Parties shall have no other obligation or liability to one another. The remedy set forth herein shall be Seller’s sole and exclusive remedy for Buyer’s failure to close hereunder or to satisfy a condition to Closing detailed in Article 9 and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Buyer’s wrongful failure to close or to satisfy a condition to Closing detailed in Article 9.

(b) Upon the failure of Seller to satisfy a condition to Closing detailed in Article 10, Buyer, at its option, may either (i) waive such failure and close, or (ii) terminate this Agreement and receive a prompt refund in full of the Initial Payment, in which event the Parties shall have no other obligation or liability to one another. The remedy set forth herein shall be Buyer’s sole and exclusive remedy for Seller’s failure to close hereunder or to satisfy a condition to Closing detailed in Article 10 and Buyer expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Seller’s wrongful failure to close or to satisfy a condition to Closing detailed in Article 10.

(c) Should either Party terminate this Agreement pursuant to Section 12.1(e) Seller shall immediately return the Initial Payment to Buyer, and the parties shall have no further obligations or liabilities to one another other than as set forth in the following subsection (d) and the Confidentiality Agreement previously executed by Seller and Buyer.

(d) The following provisions of this Agreement shall survive termination of this Agreement: Section 5.5 (Brokers), Section 6.5 (Brokers), Section 7.1 (Return of Data), Section 7.3 (Indemnity Regarding Access) and the provisions of this Section 12.2.

ARTICLE 13

INDEMNIFICATION AND ASSUMED LIABILITIES

13.1 Assumed Obligations

.  From and after Closing, Buyer agrees to assume and pay, perform, fulfill and discharge all Assumed Obligations. Seller shall retain and pay, perform, fulfill and discharge all Retained Liabilities.

13.2 Indemnification.

(a) From and after Closing, Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates and its and their respective officers, directors, members, managers, partners, employees, and agents (the "Seller Group") from and against all Claims:

(i) caused by, arising out of, or resulting from, the Assumed Obligations;

(ii) caused by, arising out of, or resulting from Buyer's breach of any of Buyer's covenants or agreements contained in Article 7; or

(iii) caused by, arising out of, or resulting from any breach of any representation or warranty made by Buyer contained in Article 6 of this Agreement.

EVEN IF SUCH CLAIMS ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

(b) From and after Closing, Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates and its and their respective officers, directors, members, managers, partners, employees, and agents ("Buyer Group") from and against and from all Claims:

(i) caused by or arising out of, or resulting from, the Retained Obligations;

(ii) caused by, arising out of, or resulting from, Seller's breach of any of Seller's covenants or agreements contained in Article 8; or

(iii) caused by, arising out of, or resulting from, any breach of any representation or warranty made by Seller contained in Article 5 of this Agreement,

EVEN IF SUCH CLAIMS ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON.

(c) Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Seller's and Buyer's sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in Article 5, Article 6, Article 7 (excluding Sections 7.1 and 7.3, which shall be separately enforceable by Seller pursuant to whatever rights and remedies are available to it outside this Article 13), and Article 8 is set forth in this Section 13.2.  The Parties shall have all other remedies at law or in equity for breaches for all provisions of this Agreement including the remedy of specific performance, except as set forth above.

(d) Notwithstanding the foregoing, this Section 13.3 shall not apply in respect of Tax matters, which are exclusively covered by Sections 3.3, or claims for property costs or proceeds or Defects, which are covered exclusively by Sections 3.3 and 4.1.

(e) The Parties shall treat, for Tax purposes, any amounts paid under this Article 13 as an adjustment to the Purchase Price.

13.3 Indemnification Actions

.  All claims for indemnification under Section 13.2 shall be asserted and resolved as follows:

(a) For purposes of this Article 13, the term "Indemnifying Person" when used in connection with a particular Claim shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Claim pursuant to this Article 13, and the term "Indemnified Person" when used in connection with a particular Claim shall mean a Person having the right to be indemnified with respect to such Claim pursuant to this Article 13 (including, for the avoidance of doubt, those Persons identified in Section 13.3(h)).

(b) To make a claim for indemnification under Section 13.2, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the "Claim Notice").  In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a "Third Party Claim"), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a complete copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Person to give notice of a Third Party Claim as provided in this Section 13.3 shall not relieve the Indemnifying Person of its obligations under Section 13.2, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Person's ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached and the reasonably specific details of, and specific basis for, such asserted inaccuracy or breach.

(c) In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Party Claim under this Article 13.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be deemed to have denied its obligation to provide such indemnification hereunder.  The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Party Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Person pursuant to this Section 13.3(d).  An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person's liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Party Claim, then the Indemnified Person shall have the right to defend against the Third Party Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person's choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Third Party Claim at any time prior to settlement or final, non-appealable determination thereof.  If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Third Party Claim and (ii) if its obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement.  If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f) If a Party would be required to defend a Third Party Claim as provided in this Section 13.3, which Third Party Claim is liquidated in amount, but for the assertion that the other Party would not be entitled to indemnification for any liability, loss, cost, expense, claim, award, judgment, or other damages incurred or suffered by such Party due solely to the limitations set forth in Section 13.5(c) with respect to the amount of such Claim, such Party shall nevertheless have the right and obligation to defend against such Third Party Claim as set forth in Section 13.3(d), subject to the indemnification obligations of such Party set forth in this Article 13; provided, however, that if, upon final, non-appealable liquidation of the amount of such Third Party Claim, the Party defending such Third Party Claim pursuant to this Section 13.3(f) would not have had the obligation to defend such Claim under Section 13.5(c) due solely to the limitations set forth in Section 13.5(c) with respect to the amount of such Third Party Claim, the Party defending such Third Party Claim shall be entitled to reimbursement of all reasonable costs and expenses incurred with respect to the defense of such Third Party Claim.

(g) In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Claims complained of, (ii) admit its obligation to provide indemnification with respect to such Claims or (iii) dispute the assertion for such Claims.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Claims or that it disputes the assertion for such Claims, the Indemnifying Person shall be conclusively deemed to have disputed the claim for indemnification hereunder.

(h) Any claim for indemnity under Section 13.2 by any Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement.  No Indemnified Person other than the Seller and Buyer shall have any rights against either Seller or Buyer under the terms of Section 13.2 except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 13.3(h).  Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section 13.3 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 13.3.

13.4 Casualty and Condemnation.

(a) Subject to Section 12(e), if, after the date of this Agreement but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a "Casualty Loss"), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close.

(b) In the event of a Casualty Loss, (i) if the Parties shall agree, Seller shall cause the Assets affected by any Casualty Loss to be repaired or restored, at Seller's sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), and indemnify Buyer through a document reasonably acceptable to Seller and Buyer against any damages or other costs or expenses that Buyer incurs with respect to the Properties subject to the Casualty Loss (and in each case, Seller shall retain all rights to insurance and other claims against third Persons with respect to the Casualty Loss or taking except to the extent the Parties otherwise agree in writing), or, (ii) if the Parties do not agree to act pursuant to clause (i), then the affected Assets shall be excluded from the Properties, and the Base Purchase Price shall be decreased by the Allocated Value thereof.

13.5 Limitation on Actions

.

(a) Except with respect to Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.6, the representations and warranties of Seller set forth in Article 5 and the covenants and agreements of Seller in Article 8 shall survive the Closing until December 30, 2010. Except with respect to Sections 6.1, 6.2, 6.3, 6.4, and 6.5, the representations and warranties of Buyer set forth in Article 6 shall survive until December 30, 2010. The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein.  Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

(b) The indemnities in Sections 13.2(a)(ii), 13.2(a)(iii), 13.2(b)(ii), and 13.2(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.  The indemnities in Sections 13.2(a)(i) and 13.2(b)(i) shall continue without time limit.

(c) No Party shall have any liability for any indemnification under Sections 13.2(a)(ii), 13.2(a)(iii), 13.2(b)(ii) or 13.2(b)(iii) for an individual matter until and unless the amount of the liability for Damages with respect to which such Party admits, or it is otherwise finally determined, that such Party has an obligation to indemnify the other Party pursuant to the terms of one of such subsections exceeds Four Hundred Fifty Thousand Dollars ($450,000) (the "Individual Indemnity Threshold").  Without limiting the foregoing, no Party shall have any liability for any indemnification under Sections 13.2(a)(ii), 13.2(a)(iii), 13.2(b)(ii) or 13.2(b)(iii) until the aggregate amount of the liability for all Damages which satisfies all of the following clauses exceeds $4,500,000:

(i) Claim Notices for such Damages have been delivered by the other Party in accordance with this Agreement;

(ii) such Party admits (or it is otherwise finally determined) that such Party has an obligation to indemnify the other Party pursuant hereto for such Damages, and

(iii) each individual matter related to a Damage claim exceeds the Individual Indemnity Threshold;

provided, however, that in no event shall this subsection (c) limit indemnification of Buyer for the Retained Liabilities or indemnification of Seller for the Assumed Liabilities; and provided, further, that, for the purposes of this Article 13, any representation, warranty, or covenant set forth in this Agreement which is qualified by materiality or Material Adverse Effect shall be deemed not to be so qualified.

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, neither Seller nor Buyer shall be required to indemnify the other Party  under this Article 13 for aggregate Damages in excess of ten percent (10%) of the Base Purchase Price; provided, however, that this Section 13.5(d) shall not apply to or limit indemnification for the Retained Liabilities, the Assumed Liabilities, or Seller's obligations under the special warranty of title in the Assignment and Bill of Sale.

(e) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 13 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.

(f) As used in this Agreement, the term "Damages" means the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that "Damages" shall not include any adjustment for Taxes that may be assessed on payments under this Article 13 or for Tax benefits received by the Indemnified Person as a consequence of any Damages.  Notwithstanding the foregoing, neither Buyer nor Seller shall be entitled to indemnification under this Article 13 for, and Damages shall not include, (a) loss of profits, whether actual or consequential, or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (other than loss of profits, consequential damages, or punitive damages suffered by third Persons for which responsibility is allocated among the Parties), and (b) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Person after the Closing Date.

ARTICLE 14

MISCELLANEOUS

14.1 Amendment

.  This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

14.2 Entire Agreement

.  This Agreement constitutes the entire understanding between the Parties with respect to the subject matter of this Agreement and supersedes all negotiations and prior and contemporaneous oral and written terms relating to the subject matter of this Agreement.

14.3 Successors and Assigns

.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and, except as otherwise prohibited, their respective successors and assigns; and except as otherwise stated herein, nothing contained in this Agreement, or implied herefrom is intended to confer upon any other Person any benefits, rights, or remedies.  Neither Party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party.

14.4 Severability

.  If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

14.5 Governing Law, Jurisdiction and Venue

.  This Agreement shall be governed and construed under the laws of the State of Texas (excluding any conflict of laws provision that would require the application of the law of any other jurisdiction). Each Party consents to personal jurisdiction in any action brought in the state and federal courts located in Dallas County, Texas, with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties hereto agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with alleged Defects pursuant to Section 4.1, or the determination of Purchase Price adjustments pursuant to Section 3.3, is referred to an expert pursuant to those Sections) will be instituted exclusively in the state or federal courts located in Dallas County, Texas.  Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 14.11.  The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement.

14.6 Confidentiality

.  Subsequent to Closing, Seller and Buyer agree to furnish each other with a copy of any press release or public disclosure regarding the transactions contemplated by this Agreement and consult with each other prior to making any such press release or public disclosure.  In this connection, Buyer will issue a press release upon the execution of this Agreement substantially in the form set forth in Exhibit C.

14.7 EXPRESS NEGLIGENCE RULE; CONSPICUOUSNESS

.  SELLER AND BUYER ACKNOWLEDGE THAT THE PROVISIONS IN THIS AGREEMENT THAT ARE SET OUT IN ITALICS, IN BOLD, UNDERLINED OR CAPITALS (OR ANY COMBINATION THEREOF) ARE CONSPICUOUS AND SATISFY THE REQUIREMENTS FOR THE EXPRESS NEGLIGENCE RULE.

14.8 Counterparts

.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

14.9 Further Assurances and Records

.

(a) After the Closing each of the Parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.

(b) Buyer agrees that within thirty (30) days after Closing or within thirty (30) days after operations are actually transferred, whichever is later, it will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Properties operated by Seller and will not thereafter make any use whatsoever of such names, marks and logos.

(c) To the extent not obtained or satisfied as of Closing, Seller agrees to continue to use all reasonable efforts, but without any obligation to incur any cost or expense in connection therewith, and to cooperate with Buyer’s efforts, to obtain for Buyer (i) access to files, records and data relating to the Properties in the possession of third parties and (ii)  access to Wells constituting a part of the Properties operated by third parties for purposes of inspecting same.

14.10 Time of the Essence

.  Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

14.11 Notices

(a) .  All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by overnight courier, by telecopy or by registered or certified mail, postage prepaid and addressed as follows:

If to Buyer: Vanguard Permian, LLC	If to Seller:
c/o Vanguard Natural Resources, LLC 5847 San Felipe, Suite 3000 Houston, Texas 77057 Attn: Scott Smith (832) 327-2259 (832) 327-2260 (FAX)	Alpine Gas Investors, LP 1601 Elm Street, Suite 1930 Dallas, Texas 75201 Attn: David B. Dunton (214) 922-0111 (214) 922-0177 (FAX)
and an additional copy (which shall not constitute notice) shall be sent to: J. Patrick Doherty Doherty & Doherty LLP 1717 St. James Place, Suite 520 Houston, Texas 77056 (Fax 713-572-1001)	and an additional copy (which shall not constitute notice) shall be sent to: John T. Mitchell K&L Gates, LLP 1717 Main Street, Suite 2800 Dallas, Texas 75201 (Fax: 214-939-5849)
.

Either Party may, by written notice so delivered to the other, change the address of the individual to which or to whom delivery shall thereafter be made.

The Parties have executed on this Agreement as of the date first above mentioned.

SELLER:	ALPINE GAS INVESTORS, LP BY:ALPINE GAS COMPANY, LLC, ITS GENERAL PARTNER By: /s/ David B. Dunton Name: David B. Dunton Title: Manager

BUYER:	VANGUARD PERMIAN, LLC By: Vanguard Natural Gas, LLC, sole member
By: /s/ Scott W. Smith Name:Scott W. Smith Title: President

Exhibit A

Leases and Lands

Exhibit A-1

Leases and Lands

Exhibit B

Form of Assignment, Bill of Sale and Conveyance

Schedule 3.4

Subject Interests and Allocated Values

Schedule 5.6

Litigation

None

Schedule 5.13

AFEs

Schedule 5.16

Basic Documents

Schedule 8.2(d)

Wells to be Drilled or Completed